Exhibit 99.1

NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

Lufkin Industries Reports First Quarter 2012
Earnings from Continuing Operations

•	Revenues up 44%

•	Bookings reach a new quarterly record of $336 million

•	Backlog up 16% year over year

•	Company adjusts 2012 earnings guidance to account for equity raise and Zenith acquisition

LUFKIN, Texas, May 7, 2012 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial and operating results for the first quarter of 2012.
Net earnings from continuing operations for the first quarter of 2012 decreased to $10.9 million, or $0.34 per diluted share, from $12.4 million, or $0.40 per diluted share for the first quarter of 2011.  Excluding the $0.22 per diluted share impact of expenses related to recent acquisitions, adjusted earnings from continuing operations for the first quarter of 2011 increased 32% to $17.9 million, or $0.56 per diluted share.  First quarter 2011 adjusted net earnings from continuing operations totaled $13.6 million, or $0.44 per share.
Revenues for the first quarter of 2012 increased 44% to $279.5 million compared to $194.4 million for the first quarter of 2011, and were flat versus the fourth quarter of 2011.
“Robust market conditions, supply chain improvements and increased efficiencies at our U.S. manufacturing facilities, combined with contributions from our recently acquired businesses all added to a strong start to 2012,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.
“We are clearly benefitting from the U.S. shift toward oil exploration and production.  We also continue to benefit from strong demand for our artificial lift products, particularly in North America.  As a result, the Company was able to deliver first quarter results that were above the mid-point of our February 2012 earnings per share guidance of $0.50 to $0.60.
“Total Oilfield Division bookings increased 39% versus the first quarter of last year and 28% sequentially, driven by strong orders for new pumping units and automation products in North America as well as a full quarter’s contribution from our acquisition of Quinn’s.  North American unconventional oil plays continue to drive the growth.  International markets are showing signs of strength in North Africa, the Arab Gulf, and in Latin America.
“First quarter bookings in the Power Transmission Division decreased 6% from a year ago but increased 32% sequentially.  France had a particularly strong quarter for new bookings.  The bulk of our new orders were driven by demand for high-speed gear drives for the oil and gas, power generation, petrochemical and refining industries.
“Our combined order backlog increased 9% from a year ago and increased 21% sequentially to $327.6 million.  The backlog in Oilfield increased 16% from last year’s first quarter and 26% sequentially.  Power Transmission’s backlog decreased 2% from a year ago and increased 12% sequentially.
“We began to more fully see the impact of our 2011 acquisitions during the first quarter. We had a full-quarter benefit from Quinn’s, which has exceeded our expectations due to strong demand for downhole rod pumps in North America.  We also closed three additional acquisitions during the quarter --Datac, RealFlex and Zenith -- and all three of those businesses are performing well out of the gate.  While the weak natural gas environment has negatively impacted the plunger lift market, the well optimization business at Pentagon remains busy.”

FIRST QUARTER RESULTS

Oilfield Division –Oilfield sales for the first quarter of 2012 increased 54% to $236.0 million from $153.7million in the first quarter of 2011 and grew 7% from the fourth quarter of 2011.  The sequential increase was driven by Quinn’s, which contributed $43.3 million in revenue.  Oilfield revenue remains strong, especially in the Permian, Bakken and Eagle Ford plays in North America.  Automation revenues were up 13% over the prior year period, but down 4% sequentially from a very strong fourth quarter.
Oilfield’s new order bookings increased 39% to $278.9 million from a year ago and were up 28% from $217.9 million in the prior quarter.  Oilfield’s backlog increased 16% to $207.1 million at the end of the first quarter from $178.9 million a year earlier, and was up 26% sequentially.  The increase was mainly due to increased orders for new pumping units in North America, particularly in the Bakken and Eagle Ford shales, the Permian basin and California.  Momentum is also picking up in most of our international markets with the exception of Argentina, which we are monitoring closely, but, at this time, believe will continue to grow at the pace we had projected for 2012.  Gross margin for the Oilfield Division was about flat at 23.8% compared to 24.0% in the fourth quarter of 2011.  The slight decline was primarily from product mix changes and higher non-cash intangible amortization associated with the recent acquisitions.
Power Transmission Division – Revenues from Power Transmission Division products and services increased 7% to $43.5 million from $40.7 million in the first quarter of 2011 and were down 26% versus the fourth quarter of 2011 as clients delayed delivery into the second quarter of several high margin orders totaling approximately $4 million.  Activity in this division was driven by both upstream and downstream oil and gas projects.  Our manufacturing performance also continued to improve during the quarter.
New order bookings of $56.7 million in Power Transmission decreased 6% from $60.3 million in the first quarter of 2011 and increased 32% sequentially.  The Power Transmission backlog declined 2% to $120.5 million at the end of the first quarter, from $122.8 million a year earlier, but it was up 12% sequentially as our customers reload for 2012 projects.  Gross margin for the Power Transmission Division was 26.0%, compared to 28.5% in the fourth quarter of 2011.  Gross margins were lower than forecast primarily due to the delayed shipments mentioned above.
Consolidated – Gross profit margin for the first quarter was 24.2% of revenues, compared to 24.3% a year ago and 24.9% in the fourth quarter of 2011.  Sequentially, the slight margin decline was the result of the delayed delivery of several high-speed projects in Power Transmission and the mix impact of increased Oilfield revenues.
Before special items, operating income increased almost 47% to $31.3 million in the first quarter, compared to $21.3 million in the prior year’s first quarter. Selling, general and administrative (SG&A) expenses increased to $36.2 million in the first quarter compared to $25.9 million in last year’s first quarter.  As a percentage of revenues, however, SG&A expenses declined to 13.0% in the latest quarter compared to 13.3% a year ago.

OUTLOOK

  “The current oil price environment and oil rig count continue to support strong levels of drilling activity, both domestically in the shale plays, as well as in virtually every international oil province around the globe,” Glick said.
“The shift in drilling activity towards oil and away from natural gas is a trend that benefits Lufkin Industries and will continue to drive demand for our oilfield products.  In addition, the shortage of hydraulic fracturing capacity that limited the pace of well completions has been all but eliminated as a constraint on oilfield services growth.  We are starting to see a return to a stronger correlation between rig count and the volume of new orders for artificial lift equipment.  Low gas prices are also helping the refining and petrochemical industries with lower feedstock and fuel costs, which in turn, is driving investment in new capacity and debottlenecking operations downstream and generating demand for gears and bearings made by the Power Transmission Division.
“While most of our markets remain competitive, pricing pressure is abating, somewhat.  Current levels of demand have absorbed capacity for artificial lift products and prices are responding.  Our clients are increasingly placing greater emphasis on equipment quality, reliability and availability, which is typically a positive development for our products and services.
“Internally, the improvements in our supply chain, together with reductions in rework and scrap, have resulted in improved manufacturing performance.  While we still have work to do, these improvements have demonstrated our ability to increase output to meet ever higher levels of demand.  Our two business units are laser-focused on design and productivity improvements, and as a result of these efforts and of the impact of the recent price increases, we expect to see an improvement in operating margins as 2012 unfolds.  We believe our productive capacity is adequate to meet current market demand and we expect that our Romanian facility will be up and running in the fourth quarter of 2012.
“Our first quarter results were very much in line with our expectations.  Based on the outlook for the industry and our current pipeline of business, we are modifying the guidance for 2012 that we provided in our fourth quarter conference call to capture the impact of the previously announced higher revenue and net earnings dilution impact of the Zenith acquisition and equity offering of approximately 3%.
“We currently estimate second quarter revenues to be in the range of $300 to $310 million and net earnings in the range $0.80 to $0.90 per diluted share.  For the full year, we expect consolidated revenues to range between $1.25 billion and $1.30 billion and earnings to be between $3.75 and $4.05 per diluted share, before adjusting for acquisition-related expenses.
“We expect 2012 earnings to be impacted by the accounting treatment of future non-cash pension liabilities of $0.16 per diluted share, resulting from the combination of unprecedented low interest rates and the current conditions in investment markets.  In addition, our guidance continues to assume limited pricing leverage and only modest manufacturing performance improvements,” Glick concluded.

CONFERENCE CALL

Lufkin will discuss its first quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial 480-629-9835 and ask for the Lufkin Industries call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed at www.lufkin.com in the Events and Presentations section of Lufkin’s Investor Relations page.  A telephonic replay will be available through May 21, 2012, by dialing 303-590-3030 and entering reservation number 4532384#.

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, progressing cavity pumps, well completion products, foundry castings and power transmission products throughout the world.  Lufkin has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2012	2011
Sales	$279,536	$194,397
Cost of sales	211,997	148,204
Gross profit	67,539	46,193
Selling, general and administrative
Expenses	36,227	26,740
Acquisition expenses	7,318	-
Operating income	23,994	19,453

Other income (expense), net	(3,768)	(76)

Earnings before income tax provision	20,226	19,377

Income tax provision	9,332	6,976

Net earnings	10,894	12,401

Net earnings per share:

Basic	$0.35	$0.41

Diluted	$0.34	$0.40

Dividends per share	$0.125	$0.125

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)

	Mar. 31,	Dec. 31,
	2012	2011
Current assets	509,809	435,482
Total assets	1,341,508	1,096,705
Current liabilities	172,183	141,752
Long-term debt	295,156	332,500
Shareholders' equity	756,630	507,533
Working capital	337,626	293,730

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

			Three Months Ended
			Mar. 31,
			2012	2011
Sales:
	Oilfield		$236,007	$153,722
	Power Transmission		43,529	40,675

	Total		$279,536	$194,397

		Mar. 31,	Dec. 31,	March. 31,
		2012	2011	2011
Backlog:
	Oilfield	$207,125	$164,220	$178,869
	Power Transmission	120,493	107,352	122,751

	Total	$327,618	$271,572	$301,620

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net earnings	$10,894	$12,401
Plus:
General Liability Accrual	-	640
IP Legal Expense	-	544
Acquisition Expenses	7,010	-
Adjusted net earnings	17,904	13,585

Diluted earnings per share:	$0.34	$0.40
Plus:
General Liability Accrual	$-	$0.02
IP Legal Expense	$-	$0.02
Acquisition Expenses	$0.22	$-
Adjusted net earnings	$0.56	$0.44

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